Exhibit 99.1

WikiLoan and WikiPay to Merge

LOS ANGELES Jan 3, 2012 --WikiLoan, Inc. ("WikiLoan", or "the Company") is pleased to announce that it has reached a merger agreement in principle, between WikiLoan, Inc. and WikiPay, Inc. The merger is subject to shareholder, board approval, and a fairness opinion. WikiLoan has retained CB Capital Partners, Inc. as its financial advisor with respect to the pending merger transaction.

The merger between WikiLoan and WikiPay will allow the new Company to market both robust platforms to the same prospective clients and affiliate relationships.

ABOUT WIKIPAY, INC.

WikiPay is a low-cost, cash-based payment and marketing platform solution for Peer-to-Peer, Business-to-Consumer (B2C), Consumer-to-Business (C2B), and Business-to-Business (B2B) transactions.  The main pull for WikiPay is its low transaction fees. WikiPay is FREE for payments between members.  Additionally, WikiPay’s mobile marketing application, WikiBlast, enables merchants to reach their client base instantly with a variety of customizable SMS marketing programs.  For more information, please visit:  www.wikipay.com or the mobile website: m.wikipay.com.

ABOUT WIKILOAN, INC.

WikiLoan is a Social Network with a focus on finance. At WikiLoan.com, family and friends can borrow and lend money among themselves at rates suitable to their respective needs. The company's website provides repayment schedules and documentation for loans, along with proprietary administrative tools, which enable users to securely pull credit reports and automate the loan repayment process. http://www.wikiloan.com

ABOUT CB CAPITAL PARTNERS

CB Capital Partners is a specialized investment banking firm, which focuses on creating value through customized financial advisory assignments including capital raises, debt placements, strategic and financial partnerships, and mergers and acquisitions transactions. The firm was founded in 2001 in order to bring innovative and value-added solutions to their clientèle through a conservative and disciplined application of our diverse professional institutional investment banking talents. http://www.cbcapital.com

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding WikiLoan, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where WikiLoan expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. WikiLoan does not undertake any obligation to update any forward looking statement, except as required under applicable law.

CONTACT:

Investors may contact:

Ben Hansel  (720) 288-8495

benh@ttfsco.com.

SOURCE: WikiLoan, Inc. http://www.wikiloan.com/